Exhibit 10.44

USAGE AGREEMENT

This Usage Agreement (this “Agreement”), dated as of the 14th day of November, 2024 (the “Effective Date”), is entered into between Member Hubs Palm Beach, LLC, a Delaware limited liability company, having an address at 341 Railroad Avenue, Bedford Hills, NY 10507 (“ODC PB”) and Humble Imports Inc d/b/a E.C.D. Automotive Design, a Florida corporation, having an address at 4930 Industrial Lane, Kissimmee, FL 34758 (“ECD” and, together with ODC PB, collectively referred to herein as the “Parties” or individually as a “Party”). Capitalized terms used herein, but not otherwise defined herein, shall have the meanings ascribed to such terms in the SPA (as defined below).

RECITALS

WHERES, this Agreement is entered into in connection with that certain Strategic Partnership Agreement dated as of the date hereof by and between the Parties (the “SPA”);

WHEREAS, ODC PB is the tenant under that certain lease agreement dated October 3, 2022, the (“Lease”) with 3215 S. Dixie Realty Associates, LLC (“Landlord”); and

WHEREAS, pursuant to the Lease, ODC PB leased those certain premises more particularly described in the Lease and located at 3215 S Dixie Hwy, West Palm Beach, FL 33405 (the “ODC PB Facility”); and

WHEREAS, ODC PB desires to operate the ECD Store within the ODC PB Facility, in accordance with the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants, terms, and conditions set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.	Premises License; Build-Out.

(a) Premises. ODC PB hereby licenses to ECD, and ECD hereby accepts from ODC PB, the right to utilize premises (“Premises”) shown on Exhibit A attached to and made a part of this Agreement, located in the front one-third portion of the ODC PB Facility. ECD shall have the right to operate the ECD Store at the Premises prior to the substantial completion of the Build-Out (as defined below) (such date being referred to as the “Early Occupancy Date”); provided, however, that in such event, notwithstanding anything contained herein, the Early Occupancy Date shall be deemed to be the “Rent Commencement Date” for the purposes hereunder.

(b) Build-Out. Subject to the terms and conditions hereof, ODC PB agrees, at ECD’s cost and expense, to the interior build-out (“Build-Out”) of the Premises in accordance with the specifications and plans set forth in Exhibit B (the “Plans”). Any changes or modifications to the Plans must be done in writing and signed by the Parties. ECD agrees that ODC PB shall be entitled to select, in its reasonable discretion and acting in good faith, all architects, engineers, contractors and material suppliers necessary to furnish the labor and materials for the construction of the Build-Out. ODC PB shall be the sole contracting party with respect to the engagement of contractors which perform the work necessary to construct the Build- Out; provided, however, that, subject to the immediately succeeding clause (c), if and to the extent ECD has previously approved in writing any costs, expenses, or other liabilities to be paid by ODC PB on ECD’s behalf, ECD shall promptly (and in no event later than fifteen (15) days after receipt of a request for reimbursement from ODC PB) reimburse ODC PB for all such previously approved costs, expenses and other liabilities associated with or arising from the Build-Out (the “Build-Out Payment Obligations”). The Build-Out Payment Obligations shall be deemed Additional Rent. ECD shall satisfy such reimbursement obligations through the payment of cash to ODC PB, the issuance of additional ECD Stock (as defined below) to ODC PB, or a combination of both.

(c) ECD Stock Issuance; Build-Out Deposit. Upon the completion of the demolition of the Premises in connection with the Build-Out (the “Deposit Date”), ECD shall issue (or caused to be issued) to ODC PB 725,000 unrestricted shares of ECD capital stock (the “ECD Stock”); provided, however, that if the value of the ECD Stock is less than $500,000 as of 5:00 pm ET on the Deposit Date, ECD shall issue to ODC PB that certain number of additional unrestricted shares of ECD capital stock such that the aggregate value of the ECD Stock issued is equal to or greater than $500,000. During the duration the Build- Out, ODC PB shall periodically sell portions of the ECD Stock in order to satisfy the Build-Out Payment Obligations. In addition to the issuance of the ECD Stock, on the Deposit Date, ECD shall deposit with ODC PB $125,000 (the “Build-Out Deposit”) in cash. The Build-Out Deposit shall be held in a non-interest bearing segregated account and shall be utilized to satisfy any outstanding Build-Out Payment Obligations not first satisfied from the sale of the ECD Stock. Upon the completion of the Build-Out, as reasonably determined by ECD, and the satisfaction of all Build-Out Payment Obligations, ODC PB shall return the balance of the Build-Out Deposit (if any) to ECD.

2.	Term.

(a) The term of this Agreement (the “Term”) shall commence on the Effective Date and shall expire at midnight on the five (5) year anniversary of the Rent Commencement Date (as defined below) (the “Expiration Date”), unless sooner terminated or cancelled in accordance with the terms and conditions of this Agreement.

(b) ECD shall not be entitled to exercise any options to extend or renew the term of the Lease. These options are expressly retained by ODC PB and may be exercised or waived by ODC PB in its sole and absolute discretion.

(c) If for any reason the term of the Lease is terminated prior to the Expiration Date or the SPA is terminated prior to the Expiration Date, then this Agreement shall terminate automatically and immediately on the date of such termination.

3.	Permitted Use; ECD’s Occupancy; Signage.

(a) ECD shall use and occupy the Premises solely in accordance with the SPA.

(b) During the Term, so long as ECD is not in default of the SPA or this Agreement, (i) ECD shall have the right to store up to ten (10) vehicles at the ODC PB Facility free of charge pursuant to the Vehicle Storage Agreement, and (ii) ODC PB shall coordinate ECD’s access to and use of the ODC PB Facility’s wash, detail and service services, which services will be made available to ECD at preferred pricing.

(c) Subject to Landlord’s consent, on the Rent Commencement Date (as defined below), ODC PB shall use commercially reasonable efforts to add ECD’s logo to (i) the monument sign corresponding to the ODC PB Facility, and (ii) the primary façade of the ODC PB Facility.

4.	Payment of Base Rent and Additional Rent.

(a) Subject to Section 1(a), during the time period commencing on the date of substantial completion of the Build-Out (the “Rent Commencement Date”) and ending on the first anniversary of the Rent Commencement Date (the “First Contract Year”), ECD shall pay to ODC PB fixed base rent (“Base Rent”) at the rate of $225,000 per annum, which shall be payable in equal monthly installments. Following the First Contract Year, the Base Rent shall automatically increase by four percent (4%) for each subsequent twelve (12) month period during the Term, which shall be payable in equal monthly installments.

(b) In addition to Base Rent, commencing on the Rent Commencement Date and continuing throughout the Term of this Agreement, ECD shall pay to ODC PB 33.33% of statutory state lease or rental taxes and assessments for the ODC PB Facility (“Additional Rent”). Additional Rent shall be payable to ODC PB in monthly installments based on estimates provided by ODC PB.

(c) All Base Rent and Additional Rent shall be due and payable on the first (1st) day of each and every month, without demand therefor unless otherwise designated by ODC PB and without any deduction, offset, abatement, counterclaim, or defense. The monthly installments of Base Rent and Additional Rent payable on account of any partial calendar month during the Term of this Agreement, if any, shall be prorated.

(d) During the Term, ECD shall receive a monthly credit towards all Base Rent and Additional Rent due in an applicable month (each a “Monthly Rent Payment”) in an amount equal to the amount of the ODC Royalties and ODC Consignment Fees received by ODC PB during such month (each a “Monthly Credit”). To the extent that a Monthly Credit for a given month exceeds the corresponding Monthly Rent Payment, ECD shall have the right to carry-forward the amount of such excess, provided, that ECD shall only have the right to carry-forward an aggregate amount of $50,000 of Monthly Credits within a twelve (12)-month period.

5.	Representations of ODC PB.

ODC PB represents and warrants the following is true and correct as of the date hereof:

(a) ODC PB is the tenant under the Lease;

(b) ODC PB is not in default under the Lease and has not received any notice of any default by ODC PB under the Lease;

(c) No landlord’s or other party’s consent is required under the Lease for ODC PB to execute, deliver, and perform its obligations under this Agreement; and

(d) ODC PB is not a party to or bound by any contract or other agreement, including without limitation the Lease, under which (i) ODC PB’s execution and delivery of or performance under this Agreement will constitute a default, breach or event of acceleration or (ii) performance by ODC PB according to the terms of this Agreement may be prohibited, prevented or delayed.

6.	AS-IS Condition.

ECD accepts the Premises in its current, “as-is” condition. ODC PB shall have no obligation to furnish or supply any work, services, furniture, fixtures, equipment, or decorations, except ODC PB shall deliver the Premises in broom clean condition.

7.	Performance by ODC PB.

Notwithstanding any other provision of this Agreement, ODC PB shall have no obligation: (a) to furnish or provide, or cause to be furnished or provided, any repairs, restoration, alterations, or other work, or electricity, heating, ventilation, air-conditioning, water, elevator, cleaning, or other utilities or services; or (b) to comply with or perform or, except as expressly provided in this Agreement, to cause the compliance with or performance of, any of the terms and conditions required to be performed by Landlord under the terms of the Lease. ECD hereby agrees that Landlord is solely responsible for the performance of the foregoing obligations. Notwithstanding the foregoing, on the written request of ECD, ODC PB shall make a written demand on Landlord to perform its obligations under the Lease with respect to the Premises if Landlord fails to perform same within the time frame and in the manner required under the Lease; provided, however, ECD shall not be required to bring any action against the Landlord to enforce its obligations.

8.	No Privity of Estate; No Privity of Contract.

Nothing in this Agreement shall be construed to create privity of estate or privity of contract between ECD and Landlord. For the avoidance of doubt, ECD does not hereby assume any of ODC PB’s obligations under the Lease except as expressly stated in this Agreement.

9.	No Breach of Lease.

Neither Party shall do or permit to be done any act or thing, or omit to do anything, which may constitute a breach or violation of any term, covenant, or condition of the Lease, notwithstanding such act, thing, or omission is permitted under the terms of this Agreement.

10.	ECD Defaults.

(a) If ECD fails to cure a default under this Agreement within any applicable grace or cure period contained in the Lease, ODC PB, after thirty (30) days’ notice to ECD, shall have the right, but not the obligation, to seek to remedy any such default on the behalf of, and at the expense of, ECD, provided, however, that in the case of: (i) a life safety or property related emergency; or (ii) a default which must be cured within a time frame set out in the Lease which does not allow sufficient time for prior notice to be given to ECD, ODC PB may remedy any such default without being required first to give notice to ECD. Any reasonable cost and expense (including, without limitation, reasonable attorneys’ fees and expenses) so incurred by ODC PB shall be deemed Additional Rent and shall be due and payable by ECD to ODC PB within thirty (30) days after notice from ODC PB.

(b) If ECD fails to pay any installment of Base Rent or Additional Rent within five (5) days after the due date of such payment, ECD shall pay to ODC PB, as Additional Rent, a “late charge” of five percent (5%) for every dollar of an installment so overdue for the purposes of defraying the expense of handling such delinquent payment.

(c) If ECD fails to pay any installment of Base Rent or Additional Rent within ten (10) days from the due date of such payment, in addition to the payment of the late charge set out immediately above, ECD shall also pay to ODC PB, as Additional Rent, interest at the Default Rate (hereinafter defined) from the due date of such payment to the date payment is made. “Default Rate” shall mean a rate per annum equal to the lesser of: (i) five percent (5%) in excess of the prime rate as published in the Wall Street Journal on the due date of such Base Rent or Additional Rent; and (ii) the highest rate of interest permitted by applicable laws.

11.	Assignment or Subletting.

ECD shall not sublet all or any portion of the Premises or assign, encumber, mortgage, pledge, or otherwise transfer this Agreement (by operation of law or otherwise) or any interest therein, without the prior written consent of ODC PB, which consent may be unreasonably withheld or may be withheld in its sole and absolute discretion.

12.	Indemnity.

(a) Indemnification by ECD. ECD shall at its sole cost defend, indemnify, and hold harmless:

(a) ODC PB, (b) all of ODC PB’s past, present and future Affiliates, and (c) all past, present, and future Representatives of each of the foregoing entities (each an “ODC PB Indemnified Party”); against any and all costs, liabilities, losses, penalties, expenses and damages (including reasonable attorneys’ fees, disbursements and costs of investigation and cooperation) (collectively, “Damages”) of every kind and nature incurred by any of the ODC PB Indemnified Parties arising from all allegations (including false, fraudulent or groundless allegations) in any claim, action, lawsuit or proceeding between any ODC PB Indemnified Party and any third party arising out of or relating to any breach by ECD or its Personnel of this Agreement.

(b) Indemnification by ODC PB. ODC PB shall at its sole cost defend, indemnify, and hold harmless: (a) ECD, (b) all of ECD’s past, present and future Affiliates, and (c) all past, present, and future Representatives of each of the foregoing entities (each an “ECD Indemnified Party”); against any and all Damages of every kind and nature incurred by any of the ECD Indemnified Parties arising from all allegations (including false, fraudulent or groundless allegations) in any claim, action, lawsuit or proceeding between any ECD Indemnified Party and any third party arising out of or relating to any of the following: (i) any breach of the Lease; (ii) any termination of the Lease prior to the end of the Term; (iii) any breach of any representation, warranty, or covenant of ODC PB in this Agreement; or (iv) any breach by ODC PB or its Personnel of this Agreement.

13.	Insurance Endorsements.

ECD shall cause its insurance carriers to include any clauses or endorsements in favor of ODC PB, Landlord, and any additional parties, which ODC PB is required to provide under the provisions of the Lease.

14.	Notices.

All notices and other communications required or permitted under this Agreement shall be given in the same manner as in the Lease. Notices shall be addressed to the addresses set out below:

To ECD:	Humble Imports Inc d/b/a E.C.D. Automotive Design 4930 Industrial Lane Kissimmee, FL 34758 Attn: Ben Piggott Email: ben@ecdautodesign.com

To ODC PB:	Member Hubs Palm Beach, LLC 341 Railroad Avenue Bedford Hills, NY 10507 Attn.: John Belniak, Chief Executive Officer Email: john@onedriversclub.com

With a copy to:	Sills Cummis & Gross P.C. One Riverfront Plaza Newark, NJ 07102 Attn.: William Wilkins Email: wwilkins@sillscummis.com

15.	Entire Agreement.

This Agreement contains the entire agreement between the Parties regarding the subject matter contained herein and all prior negotiations and agreements are merged herein. If any provisions of this Agreement are held to be invalid or unenforceable in any respect, the validity, legality, or enforceability of the remaining provisions of this Agreement shall remain unaffected.

16.	Amendments and Modifications.

This Agreement may not be modified or amended in any manner other than by a written agreement signed by the Party to be charged.

17.	Successors and Assigns.

The covenants and agreements contained in this Agreement shall bind and inure to the benefit of ODC PB and ECD and their respective permitted successors and assigns.

18.	Counterparts.

This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original for all purposes, and all such counterparts shall together constitute but one and the same instrument. A signed copy of this Agreement delivered by either facsimile or email shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement. Counterparts may be delivered via electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

19. Governing Law; Dispute Resolution. This Agreement shall be construed in accordance with the laws of the State of New York, without regard to its choice of laws provisions. The Parties shall attempt in good faith to resolve promptly by negotiation any dispute arising out of or relating to this Agreement, excepting disputes arising from alleged infringement, misuse or misappropriation of intellectual property or Confidential Information. If such negotiations are unsuccessful, the parties shall endeavor to settle the dispute by mediation under the then current Commercial Mediation Rules of the American Arbitration Association (“AAA”). Any controversy or claim arising out of or relating to this Agreement or the breach, termination or validity thereof, which remains unresolved thirty (30) days after appointment of a mediator, shall be settled by arbitration by a sole arbitrator in accordance with the then current Commercial Arbitration Rules of the AAA, and judgment upon the award rendered by the arbitrator shall be final and binding and may be entered by any court having jurisdiction thereof. The place of arbitration shall be New York, New York. The arbitrator shall have no power or authority to award damages in excess of compensatory damages or to award damages waived under any limitation of liabilities provision herein, and each party expressly waives and foregoes any right to punitive, exemplary or similar damages.

[Signature page follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the Effective Date.

ODC PB:

MEMBER HUBS PALM BEACH, LLC

By	/s/ John Belniak
Name:	John Belniak
Title:	Authorized Signatory

ECD:

HUMBLE IMPORTS INC D/B/A E.C.D. AUTOMOTIVE DESIGN

By	/s/ Ben Piggott
Name:	Ben Piggott
Title:	Chief Financial Officer

EXHIBIT A

DESCRIPTION OF PREMISES

*	YELLOW LINED AREA INDICATES THE SHARED SPACE AT 3215 SOUTH DIXIE HIGHWAY.

EXHIBIT B

BUILD-OUT PLANS

SCHEDULE 4

MINIMUM POLICY LIMITS

Commercial General Liability Insurance Limits Requirements:

General Aggregate: $2,000,000.00

Each Occurrence: $1,000,000.00

Workers’ Compensation & Employers’ Liability: $500,000.00

Automobile Liability: $1,000,000.00

EXHIBIT 1

FORM OF VEHICLE STORAGE AGREEMENT

(See attached)